Exhibit 35

Dated this [   ]

B E T W E E N :

[   ]

(as Chargor)

AND

GOLDEN MEDITECH STEM CELLS (BVI) LIMITED

(as Chargee)

AND

CHINA CORD BLOOD CORPORATION

SHARE CHARGE over

shares representing

[34.6%] of the issued

share capital of China

Cord Blood

Corporation

TABLE OF CONTENTS

1.	INTERPRETATION	1

2.	COMPANY’S REPRESENTATIONS AND WARRANTIES	4

3.	CHARGOR’S COVENANTS	5

4.	COMPANY’S COVENANTS	6

5.	SECURITY	8

6.	DEALINGS WITH CHARGED PROPERTY	9

7.	PRESERVATION OF SECURITY	10

8.	ENFORCEMENT OF SECURITY	13

9.	FURTHER ASSURANCES	16

10.	INDEMNITIES	17

11.	POWER OF ATTORNEY	17

12.	EXPENSES	18

13.	NOTICES	19

14.	ASSIGNMENTS	20

15.	MISCELLANEOUS	20

16.	LAW AND JURISDICTION	21

17.	CONTRACTS (RIGHTS OF THIRD PARTIES) LAW, 2014	22

THIS SHARE CHARGE is made on the [  ] 2016

BETWEEN:

(A)                               China Cord Blood Corporation, a company incorporated under the laws of the Cayman Islands and having its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, the Cayman Islands (the “Company”);

(B)                               [   ], a company incorporated under the laws of [   ] and having its registered office at [   ]  (the “Chargor”); and

(C)                               Golden Meditech Stem Cells (BVI) Limited, a company incorporated under the laws of the British Virgin Islands and having its registered office at [Offshore Incorporations Limited, PO Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands]  (the “Chargee”).

WHEREAS:

(A)                               By the Sale Agreement made between the Chargor, as buyer, and the Chargee as seller, the Chargee has agreed to sell to the Chargor the Charged Shares on the terms and conditions therein set out.

(B)                               As security for the Secured Obligations, the Chargor has agreed to charge, inter alia, its interest in all of the Charged Shares registered in the name of the Chargor in the Company.

(C)                               The Company has an authorised share capital of US$[amount]  consisting of [number] shares having a par value of US$[0.0001] and, as of the Acquisition Date, [   ] of which will be in issue, fully paid, owned by the Chargor, and registered in the name of the Chargor.

(D)                               It is a condition precedent to the Chargee selling the Charged Shares to the Chargor that the Chargor shall execute this Charge in favour of the Chargee and the same is executed by the Chargor in consideration of the Chargee agreeing to sell the Charged Shares to the Chargee and for other good and valuable consideration (the sufficiency of which the Company and the Chargor hereby acknowledge).

NOW THIS CHARGE WITNESSES as follows:

1.                                      INTERPRETATION

1.1                               In this Charge, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Acquisition Date”	means the date of completion of the purchase of the Charged Shares by the Chargor under the Sale Agreement;

“Business Day”	has the same meaning as in the Sale Agreement;

“Charge”	means this share charge;

“Charged Property”

means all of the Charged Shares and all dividends or other distributions, interest and other moneys paid or payable after the date hereof in connection therewith and all interests in and all rights accruing at any time to or in respect of all or any of the Charged Shares and all and any other property that may at any time be received or receivable by or otherwise distributed to the Chargor in respect of or in substitution for, or in addition to, or in exchange for, or on account of, any of the foregoing, including, without limitation, any shares or other securities resulting from the sub-division, consolidation, change, conversion or reclassification of any of the Charged Shares, or the reorganization, merger, or amalgamation of the Company with any other body corporate, or the occurrence of any event which results in the substitution or exchange of the Charged Shares;

“Charged Shares”	means [ ] shares of the Company, registered in the name of the Chargor as legal and beneficial owner thereof on the Acquisition Date;

“Contemporaneous SPA”

means a conditional sale agreement relating to the sale by the Chargee and the purchase by the Chargor of shares representing [65.4%] of the issued share capital of the Company, made between (i) the Chargee, as seller, (ii) the Chargor, as buyer, and (iii) Golden Meditech Holdings Limited, as guarantor dated [6] January 2016, as amended, restated or supplemented in any manner whatsoever from time to time;

“Event of Default”

means (i) any breach by the Chargor of any of the provisions of this Charge, or (ii) the occurrence of any event which gives rise to the Chargee’s rights and remedies under clause 9.2(2)(b) of the Sale Agreement;

“Parties”	means the parties to this Charge collectively; “Party” means any one of them;

“Sale Agreement”

means a conditional sale agreement relating to the sale by the Chargee and the purchase by the Chargor of the Charged Shares made between (i) the Chargee, as seller, (ii) the Chargor, as buyer, and (iii) Golden Meditech Holdings Limited, as guarantor dated [6] January 2016, as amended, restated or supplemented in any manner whatsoever from time to;

“Secured Obligations”

means (i) all of the present and future payment obligations of the Chargor under the Sale Agreement, and (ii) all of the present and future payment and other obligations of the Chargor under this Charge;

“Security Interest”	means any charge, mortgage, pledge, lien, security interest or other encumbrance; and

“Security Period”

means the period commencing on the Acquisition Date and terminating upon discharge of the security created by this Charge by payment in full or other satisfaction in their entirety of the Secured Obligations.

1.2                               In this Charge unless the context otherwise requires:

(a)                                 references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(b)                                 references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clauses hereof or paragraphs of the schedule in which the reference appears;

(c)                                  references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa;

(d)                                 references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated;

(e)                                  references to assets include property, rights and assets of every description; and

(f)                                   references to any document are to be construed as references to such document as amended, restated or supplemented in any manner whatsoever from time to time.

2.                                      CHARGOR’S REPRESENTATIONS AND WARRANTIES

The Chargor hereby represents and warrants to the Chargee that:

2.1                               The shares of the Company are as described in Recital (C) hereof and such shares are registered as described in the said recital;

2.2                               The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands;

2.3                               The Company is not a land holding corporation for the purposes of the Land Holding Company Share Transfer Tax Law of the Cayman Islands;

2.4                               Other than pursuant to the provisions of, or as contemplated by, or as required to give effect to the provisions of Sale Agreement or the Contemporaneous SPA, the Company is under no obligation, nor is it liable to become under any obligation, to issue any further shares;

2.5                               Without limiting the generality of the foregoing clause, the Company has not created any option to acquire shares in the Company nor any securities exchangeable for or convertible into shares of the Company;

2.6                               Each of the Chargor and the Company has full power and authority (i) to execute and deliver this Charge and (ii) to comply with the provisions of, and perform all its obligations under, this Charge;

2.7                               This Charge constitutes the Chargor and the Company’s legal, valid and binding obligations enforceable against the Chargor and the Company in accordance with its terms except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally;

2.8                               The entry into and performance by the Chargor and the Company of this Charge does not violate (i) any law or regulation of any governmental or official authority, or (ii) any agreement, contract or other undertaking to which the Chargor or the Company is a party or which is binding upon the Chargor or the Company or any of its respective assets;

2.9                               All consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Charge have been obtained and are in full force and effect; and

2.10                        The Chargor or the Company has each taken all corporate and other action required to approve its execution, delivery and performance of this Charge.

3.                                      CHARGOR’S COVENANTS

The Chargor hereby covenants with the Chargee:

3.1                               That the Chargor will, on demand of the Chargee and at the expense of the Chargor, execute and deliver to the Chargee or to such person or persons as the Chargee may nominate, such additional charge or charges of the Charged Property (or any part thereof) for the purpose of further securing the payment and discharge of all Secured Obligations, each such additional charge to be in such form as the Chargee may reasonably require;

3.2                               That the Chargor shall, on request of the Chargee, provide to the Chargee immediately on receipt by the Chargor a copy of all notices, written consents, reports, accounts, circulars and other communications issued by the Company or by any third party in respect of the Charged Shares;

3.3                               That the Chargor will not without the prior written consent of the Chargee:

(a)                                 permit any person other than the Chargor, the Chargee or any transferee nominated by the Chargee on enforcement of this Charge to be the registered holder of any of the Charged Shares;

(b)                                 permit any variation of the rights attaching to the Charged Shares;

(c)                                  take or permit any action which might result in an increase or reduction in the authorised issued share capital of the Company;

(d)                                 effect or permit the Company to be continued to another jurisdiction outside of the Cayman Islands;

(e)                                  effect or permit the appointment of any new or further directors or officers of the Company;

(f)                                   effect or permit any scheme of arrangement, merger, consolidation, or other reorganisation applicable to the Company; or

(g)                                  permit any amendment to the memorandum or articles of association of the Company.

3.4                               That the Chargor shall (i) procure that there is entered a statement on the register of members of the Company on the Acquisition Date as follows: “the [      ] shares held in the name of [Chargor] as represented by share certificate [      ] have been charged by it to Golden Meditech Stem Cells (BVI) Limited (the “Chargee”) pursuant to a Share Charge dated [date] made among [Chargor] as Chargor, the Chargee and the Company.”; and (ii) make any and all such filings and/or registrations as requested by the Chargee from time to time to the extent required to ensure the full compliance with any and all applicable laws.

4.                                      COMPANY’S COVENANTS

4.1                               The (i) Company hereby covenants with the Chargee, and (ii) the Chargor hereby covenants with the Chargee that it will use its best efforts to procure the Company;

(a)                                 to pay all amounts, interest, expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in the Sale Agreement and this Charge to be payable by the Company or to be recoverable from the Company by the Chargee (or in respect of which the Company agrees in this Charge to indemnify the Chargee) at the times and in the manner specified in the Sale Agreement and this Charge;

(b)                                 to pay interest on any such amounts, interests, expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys referred to in Sub-Clause 4.1(a) from the date on which the relevant amount, interest, expense, liability, loss, cost, duty, fee, charge or other money is paid or discharged by the Chargee until the date of reimbursement thereof to the Chargee (both before and after any relevant judgment) at the rate described in the Sale Agreement, such interest to be payable on demand;

(c)                                  to provide to the Chargee promptly on issue or, as the case may be, receipt by the Company of, a copy of all notices, written consents, reports, accounts, circulars and other communications issued by the Company or by any third party which may affect the Chargee’s Charge or Security Interest in respect of the Charged Shares;

(d)                                 to register all transfers of Charged Shares submitted to the Company for registration by the Chargee (or any transferee nominated by the Chargee) pursuant to the exercise of its rights under this Charge forthwith upon the submission to the Company of such transfers;

(e)                                  not to permit any person other than the Chargor, the Chargee or any transferee nominated by the Chargee on enforcement of this Charge to be the registered holder of any of the Charged Shares, without the prior written consent of the Chargee;

(f)                                   not to take or permit any action which might result in a variation of the rights attaching to the Charged Shares, without the prior written consent of the Chargee;

(g)                                  not to take or permit any action which might result in the Company being continued to another jurisdiction outside of the Cayman Islands, or permit or enter into any scheme of arrangement, merger, or other reorganisation applicable to the Company, without the prior written consent of the Chargee;

(h)                                 not to take any action which would impair or adversely affect the Chargee’s Security interest in the Charged Property and/or the effectiveness of this Charge;

(i)                                     to obtain and maintain in full force, validity and effect all material governmental and other approvals, authorities, licences and consents required in connection with this Charge, and to do or cause to be done all other acts and things necessary or desirable for the performance of the Company’s obligations pursuant to this Charge;

(j)                                    following the execution of this Charge, enter a statement on the register of members of the Company in the same terms as set out in Clause 3.4 above; and

(k)                                 not to take any action which would result in the Security created or expressed to be created pursuant to this Charge being or becoming unlawful or not being or ceasing to be legal, valid, binding or enforceable or otherwise ceasing to be effective.

5.                                      SECURITY

5.1                               In consideration of the Chargee agreeing to sell the Charged Shares to the Chargor and as a continuing security for the Secured Obligations, the Chargor as legal and beneficial owner hereby assigns and agrees to assign to the Chargee all benefits, present and future, actual and contingent, accruing in respect of the Charged Property including (without limitation) any distributions, dividends or other moneys or assets accruing in respect of the Charged Shares or any part thereof) and all the Chargor’s right, title and interest to and in the Charged Property including (without limitation) all voting and other consensual powers pertaining to the Charged Shares and hereby charges and agrees to charge in favour of the Chargee all of its interest in the Charged Property by way of a first fixed and floating charge.

5.2                               The Chargor hereby agrees to deliver, or cause to be delivered, to the Chargee:

(a)                                 duly executed undated share transfers in respect of the Charged Shares in favour of the Chargee or its nominees in the form set out in Schedule 1;

(b)                                 all share certificates representing the Charged Shares;

(c)                                  an executed irrevocable proxy made in respect of the Charged Shares in favour of the Chargee in respect of all general meetings of the Company in the form set out in Schedule 2; and

(d)                                 executed but undated letters of resignation and release together with letters of authority to date the same from each of the directors, alternate directors and officers of the Company in the form set out in Schedule 3.

5.3                               The Chargor will deliver, or cause to be delivered, to the Chargee immediately upon the issue of any further Charged Shares, the items listed in Clause 5.2(a), 5.2(b) and 5.2(c) in respect of all such further Charged Shares.

5.4                               The Chargor will deliver, or cause to be delivered, to the Chargee immediately upon the appointment of any further director, alternate director or officer of the Company an undated, signed letter of resignation from such further director, alternate director or officer in a form acceptable to the Chargee.

5.5                               The Chargor hereby covenants that during the Security Period it will remain the legal and beneficial owner of the Charged Property (subject only to the Security Interests hereby created) and that it will not:

(a)                                 create or suffer the creation of any Security Interests (other than those created by this Charge) on or in respect of the whole or any part of the Charged Property or any of its interest therein; or

(b)                                 sell, assign, transfer or otherwise dispose of any of its interest in the Charged Property;

(c)                                  vote in respect of the Charged Shares or receive any dividends or other distributions paid by the Company in respect of the Charged Shares,

in any such case without the prior consent in writing of the Chargee.

5.6                               The Chargor and the Company shall remain liable to perform all the obligations assumed by each of them in relation to the Charged Property and the Chargee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Chargor or the Company to perform its obligations in respect thereof.

5.7                               Upon the Chargee being satisfied that the Secured Obligations have been unconditionally and irrevocably paid and discharged in full, the Chargee will, subject to being indemnified to its reasonable satisfaction for the costs and expenses incurred by the Chargee in connection therewith, release the security constituted by this Charge within 10 Business Days from the date the Secured Obligations are unconditionally and irrevocably paid and discharged in full.

6.                                      DEALINGS WITH CHARGED PROPERTY

6.1                               Unless and until an Event of Default has occurred:

(a)                                 the Chargor shall be entitled to exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof for all purposes not inconsistent with the terms of this Charge and/or the Sale Agreement;

(b)                                 the Chargor shall be entitled to receive and retain any dividends, interest or other moneys or assets accruing on or in respect of the Charged Property or any part thereof; and

(c)                                  the Chargor shall be entitled to receive all notices pertaining to the Charged Shares.

6.2                               The Chargor shall pay all calls, instalments or other payments, and shall discharge all other obligations, which may become due in respect of any of the Charged Property and in an Event of Default, the Chargee may if it thinks fit make such payments or discharge such obligations on behalf of the Chargor.  Any sums so paid by the Chargee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

6.3                               The Chargee shall not have any duty to ensure that any dividends, distributions interest or other moneys and assets receivable in respect of the Charged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Charged Property.

6.4                               The Chargor hereby authorises the Chargee to arrange at any time and from time to time (whether before or after the occurrence of an Event of Default) for the Charged Property or any part thereof to be registered in the name of the Chargee (or its nominee) thereupon to be held as so registered subject to the terms of this Charge.

7.                                      PRESERVATION OF SECURITY

7.1                               It is hereby agreed and declared that:

(a)                                 the Security Interest created by this Charge shall be held by the Chargee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

(b)                                 the Security Interest so created shall be in addition to and shall not in any way be prejudiced or affected by any of the other [Security Documents];

(c)                                  the Chargee shall not be bound to enforce any other security before enforcing the security created by this Charge;

(d)                                 no delay or omission on the part of the Chargee in exercising any right, power or remedy under this Charge shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Chargee may deem expedient; and

(e)                                  any waiver by the Chargee of any terms of this Charge shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

7.2                               Any settlement or discharge under this Charge between the Chargee and the Chargor shall be conditional upon no security or payment to the Chargee by the Company or the Chargor or any other person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Chargee shall be entitled to recover from the Chargor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

7.3                               The rights of the Chargee under this Charge and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Company, the Chargor, the Chargee or any other person:

(a)                                 any time or waiver granted to or compromise with the Company or any other person;

(b)                                 the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company or any other person;

(c)                                  any legal limitation, disability, incapacity or other circumstances relating to the Company or any other person;

(d)                                 any amendment or supplement to the Sale Agreement, the other Security Documents or any other document or security;

(e)                                  the dissolution, liquidation, merger, consolidation, reconstruction or reorganisation of the Company or any other person; or

(f)                                   the unenforceability, invalidity or frustration of any obligations of the Company or any other person under the Sale Agreement, the other Security Documents or any other document or security.

7.4                               Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the Chargor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Chargee of its rights under, or the security constituted by, this Charge or by virtue of any relationship between or transaction involving the Chargor and the Company (whether such relationship or transaction shall constitute the Chargor a creditor of the Company, a guarantor of the obligations of the Company or a party subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Charge):

(a)                                 exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Chargee or any person;

(b)                                 exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

(c)                                  exercise any right of set-off or counterclaim against the Company or any such co-surety;

(d)                                 receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety; or

(e)                                  unless so directed by the Chargee (when the Chargor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Chargee.

7.5                               The Chargor shall hold in trust for the Chargee and forthwith pay or transfer (as appropriate) to the Chargee any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

7.6                               Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the Chargee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Chargee for as long as it may think fit, any moneys received, recovered or realised under this Charge or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any immediate obligation to apply the same or any part thereof in or towards the discharge of such amount.

8.                                      ENFORCEMENT OF SECURITY

8.1                               Upon the expiry of 30 calendar days following the giving by the Chargee to the Chargor of written notice of the enforcement of this Charge following the occurrence of an Event of Default, the security hereby constituted shall become immediately enforceable and the Chargee may, at any time following the expiry of such 30 calendar day period, without further notice to, or consultation with, or the consent of, the Chargor:

(a)                                 solely and exclusively exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof and may exercise such powers in such manner as the Chargee may think fit; and/or

(b)                                 remove the then existing directors and officers (with or without cause) by dating and presenting the undated, signed letters of resignation delivered pursuant to this Charge; and/or

(c)                                  receive and retain all dividends, interest, distributions or other moneys or assets accruing on or in respect of the Charged Property or any part thereof, such dividends, interest, distributions or other moneys or assets to be held by the Chargee, until applied in the manner described in Sub-Clause 8.4, as additional security charged under and subject to the terms of this Charge and any such dividends, interest, distributions or other moneys or assets received by the Chargor after such time shall be held in trust by the Chargor for the Chargee and paid or transferred to the Chargee on demand; and/or

(d)                                 appoint by instrument any person to be a receiver of the Charged Property (the “Receiver”) and remove any Receiver so appointed and appoint another or others in his stead; and/or

(e)                                  sell, transfer, grant options over or otherwise dispose of the Charged Property or any part thereof at such place and in such manner and at such price or prices as the Chargee may deem fit, and thereupon the Chargee shall have the right to deliver, assign and transfer in accordance therewith the Charged Property so sold, transferred, granted options over or otherwise disposed of; and/or

(f)                                   complete any undated blank share transfer forms of all or any part of the Charged Property by dating the same and/or inserting its name or the name of its nominee as transferee.

8.2                               The Chargee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Charge or to make any claim or to take any action to collect any moneys assigned by this Charge or to enforce any rights or benefits assigned to the Chargee by this Charge or to which the Chargee may at any time be entitled hereunder.

8.3                               Upon any sale of the Charged Property or any part thereof by the Chargee the purchaser shall not be bound to see or enquire whether the Chargee’s power of sale has become exercisable in the manner provided in this Charge and the sale shall be deemed to be within the power of the Chargee, and the receipt of the Chargee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

8.4                               All moneys received by the Chargee pursuant to this Charge shall be held in the first place to pay or make good all such expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever as may have been paid or incurred by the Chargee in exercising any of the powers specified or otherwise referred to in this Charge and the balance shall be applied in the following manner:

(a)                                 FIRSTLY:  in or towards satisfaction of any amounts in respect of the balance of the Secured Obligations as are then accrued due and payable or are then due and payable by virtue of payment demanded, in such order or application as the Chargee shall think fit;

(b)                                 SECONDLY:  in retention of an amount equal to any part or parts of the Secured Obligations as are or are not then due and payable but which (in the sole and absolute opinion of the Chargee) will or may become due and payable in the future and, upon the same becoming due and payable, in or towards satisfaction thereof in accordance with the foregoing provisions of this Sub-Clause 8.4; and

(c)                                  THIRDLY:  the surplus (if any) shall be repaid promptly to the Chargor or whosoever else may be entitled thereto.

8.5                               Neither the Chargee nor its agents, managers, officers, employees, delegates or advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder [in the absence of fraud or dishonesty; however, in no event shall the Chargee be liable for consequential damages.

8.6                               The Chargee shall not by reason of the taking of possession of the whole or any part of the Charged Property hereof be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.

8.7                               In addition to all other rights or powers vested in the Chargee hereunder or by statute or otherwise, the Receiver may take such action in relation to the enforcement of this Charge to:

(a)                                 take possession of, redeem, collect and get in all or any part of the Charged Property;

(b)                                 raise or borrow money and grant security therefor over all or any part of the Charged Property;

(c)                                  appoint an attorney or accountant or other professionally qualified person to assist him in the performance of his functions;

(d)                                 do all acts and to execute in the name and on behalf of the Chargor any document or deed in respect of all or any part of the Charged Property;

(e)                                  in the name of the Chargor or in his own name, bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Charged Property and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

(f)                                   sell, call in, collect and convert to money the Charged Property or any of it at such place and in such manner and at such price or prices as he shall think fit;

(g)                                  exercise any powers, discretion, voting or other rights or entitlements in relation to the Charged Property and generally to carry out any other action which he may in his sole discretion deem appropriate in relation to the enforcement of this Charge;

(h)                                 make any arrangement or compromise which he shall think expedient; and

(i)                                     do all such other acts and things as may be considered to be incidental or conducive to any of the matters or powers aforesaid and which the Receiver lawfully may or can do as agent for the Chargor.

8.8                               Every Receiver shall, so far as it concerns responsibility for his acts, be deemed to be an agent of the Chargor, which shall be solely responsible for his acts and defaults and for the payment of his remuneration and no Receiver shall at any time act as agent for the Chargee.

8.9                               Every Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and the Chargee (or, failing such agreement, to be fixed by the Chargee) appropriate to the work and responsibilities involved, upon the basis of current industry practice.

9.                                      FURTHER ASSURANCES

9.1                               The Chargor shall execute and do all such assurances, acts and things as the Chargee in its absolute discretion may require for:

(a)                                 perfecting, protecting or ensuring the priority of the Security Interest hereby created (or intended to be created);

(b)                                 preserving or protecting any of the rights of the Chargee under this Charge;

(c)                                  ensuring that the security constituted by this Charge and the covenants and obligations of the Chargor under this Charge shall inure to the benefit of any assignee of the Chargee;

(d)                                 facilitating the appropriation or realisation of the Charged Property or any part thereof; or

(e)                                  exercising any power, authority or discretion vested in the Chargee under this Charge,

in any such case forthwith upon demand by the Chargee and at the expense of the Chargor.

9.2                               Without limitation to the generality of Sub-Clause 9.1, the Chargor covenants with the Chargee that it will on demand of the Chargee [use its best endeavours to] procure any amendment to the memorandum and articles of association of the Company necessary or, in the opinion of the Chargee desirable, in order to give effect to the terms of this Charge or any documents or transactions provided for herein.

9.3                               The Chargor shall provide such assurances and do all acts and things the Receiver may in his absolute discretion require for the purpose of exercising the powers (or giving effect to the exercise of the powers) conferred on the Receiver hereunder and the Chargor hereby irrevocably appoints the Receiver to be the lawful attorney in fact of the Chargor to do any act or thing and to exercise all the powers of the Chargor for the purpose of exercising the powers (or giving effect to the exercise of the powers) conferred on the Receiver hereunder.

10.                               INDEMNITIES

10.1                        The Chargor will indemnify and hold harmless the Chargee, the Receiver and each agent or attorney appointed under or pursuant to this Charge from (each an “Indemnitee”) and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges properly and reasonably suffered, incurred or made by the Chargee, the Receiver or such agent or attorney:

(a)                                 in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Charge;

(b)                                 in the preservation or enforcement of the Chargee’s rights under this Charge or the priority thereof; or

(c)                                  on the release of any part of the Charged Property from the security created by this Charge,

and the Chargee, the Receiver or such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Charge.  All amounts recoverable by the Chargee, the Receiver or such agent or attorney or any of them shall be recoverable on a full indemnity basis.

10.2                        If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Chargor or the bankruptcy or liquidation of the Chargor or for any other reason any payment under or in connection with this Charge is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Charge (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Chargee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge, the Chargor, as a separate and independent obligation, shall indemnify and hold harmless the Chargee against the amount of such shortfall.  For the purposes of this Clause, “rate of exchange” means the rate at which the Chargee is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

11.                               POWER OF ATTORNEY

11.1                        The Chargor, by way of security and in order more fully to secure the performance of its obligations hereunder hereby irrevocably appoints the Chargee and the persons deriving title under it jointly and also severally to be its attorney:

(a)                                 to execute and complete in favour of the Chargee or its nominees or of any purchaser any documents which the Chargee may from time to time require for perfecting its title to or for vesting any of the assets and property hereby charged or assigned in the Chargee or its nominees or in any purchaser and to give effectual discharges for payments;

(b)                                 to take and institute on non-payment (if the Chargee in its sole discretion so decides) all steps and proceedings in the name of the Chargor or of the Chargee for the recovery of such moneys, property and assets hereby charged and to agree accounts;

(c)                                  to act as the Chargor’s corporate representative (and/or to appoint any officer or nominee of the Chargee for such purpose) to represent the Chargor at any general meeting of the members of the Company and to sign any resolution in writing of the members of the Company or to requisition or convene general meetings of the Company or to waive or consent to short notice of such in that capacity;

(d)                                 to make allowances and give time or other indulgence to any surety or other person liable;

(e)                                  otherwise generally to act for it and in its name and on its behalf; and

(f)                                   to sign, execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets hereby charged, and all such deeds, instruments, acts and things (including, without limitation, those referred to in Clause 9) which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.

11.2                        The power hereby conferred shall be a general power of attorney and the Chargor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any such attorney may execute or do.  In relation to the power referred to herein, the exercise by the Chargee of such power shall be conclusive evidence of its right to exercise the same.

12.                               EXPENSES

12.1                        The Chargor shall pay to the Chargee on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Chargee or for which the Chargee may become liable in connection with:

(a)                                 the negotiation, preparation and execution of this Charge;

(b)                                 the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Charge or the priority hereof;

(c)                                  any variation of, or amendment or supplement to, any of the terms of this Charge; and/or

(d)                                 any consent or waiver required from the Chargee in relation to this Charge,

and in any case referred to in Paragraphs (c) and (d) regardless of whether the same is actually implemented, completed or granted, as the case may be.

12.2                        The Chargor shall pay promptly any stamp, documentary and other like duties and taxes to which this Charge may be subject or give rise and shall indemnify the Chargee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Chargor to pay any such duties or taxes.

13.                               NOTICES

13.1                        Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this Clause). Any notice sent by post as provided in this Clause shall be deemed to have been served five Business Days after despatch and any notice sent by facsimile as provided in this Clause shall be deemed to have been served at the time of despatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly despatched to a current facsimile number of the addressee.

Chargor

Name:

Address:

Fax:

Chargee:

Name:

Address:

Fax:

Company:

Name:

Address:

Fax:

14.                               ASSIGNMENTS

14.1                        This Charge and all non-contractual obligations arising out of or in connection with it shall be binding upon and shall inure to the benefit of the Chargor and the Chargee and each of their respective successors and (subject as hereinafter provided) assigns and references in this Charge to any of them shall be construed accordingly.

14.2                        The Chargor may not assign or transfer all or any part of its rights and/or obligations under this Charge.

14.3                        The Chargee may assign or transfer all or any part of its rights or obligations under this Charge to any assignee or transferee without the consent of the Chargor, such consent not to be unreasonably withheld, provided that no such consent shall be required if an Event of Default affecting the Chargor has occurred and is continuing.  The Chargee shall notify the Chargor promptly following any such assignment or transfer.

15.                               MISCELLANEOUS

15.1                        The Chargee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Chargee under this Charge in relation to the Charged Property or any part thereof.  Any such delegation may be made upon such terms and be subject to such regulations as the Chargee may think fit.  The Chargee shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Chargee has acted reasonably in selecting such delegate.

15.2                        This Charge, including its Schedules and together with any documents referred to herein, contains the whole agreement between the Parties in respect of the subject matter of this Charge and supersedes and replaces any prior written or oral agreements, representations or understandings between them relating to such subject matter.  The Parties confirm that they have not entered into this Charge on the basis of any representation that is not expressly incorporated into this Charge.  Without limiting the generality of the foregoing, no Party shall have any remedy in respect of any untrue statement made to him upon which he may have relied in entering into this Charge, and a Party’s only remedy is for breach of contract. However, nothing in this Charge purports to exclude liability for any fraudulent statement or act.

15.3                        No variations of this Charge shall be effective unless made in writing and signed by each of the Parties.

15.4                        The headings in this Charge are inserted for convenience only and shall not affect the construction of this Charge.

15.5                        This Charge may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

15.6                        If any of the Clauses, Sub-Clauses, Paragraphs, conditions, covenants or restrictions of this Charge or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such Clause, Sub-Clause, Paragraph, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

16.                               LAW AND JURISDICTION

16.1                        This Charge shall be governed by and construed in accordance with the laws of the Cayman Islands and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands, provided that nothing in this Clause shall affect the right of the Chargee to serve process in any manner permitted by law or limit the right of the Chargee to take proceedings with respect to this Charge against the Chargor in any jurisdiction nor shall the taking of proceedings with respect to this Charge in any jurisdiction preclude the Chargee from taking proceedings with respect to this Charge in any other jurisdiction, whether concurrently or not.

17.                               RIGHTS UNDER THE CONTRACTS (RIGHTS OF THIRD PARTIES) LAW, 2014

17.1                        The parties hereby agree that each Indemnitee who is not a party to this Agreement (a “Third Party”) has the express right to enforce the contractual terms of this agreement pursuant to the terms of The Contracts (Rights of Third Parties) Law, 2014. However, no Third Party may bring any action to enforce its rights under this agreement without the prior written consent of the Chargee, which may be withheld at the sole discretion of Party A.

17.2                        The consent of each Third Party is not required for any rescission or variation of this agreement agreed to by the Parties hereto.

IN WITNESS whereof the Parties have caused this Charge to be duly executed as a Deed the day and year first before written.

The Common Seal of	)
[Company]	)	[Affix seal]
was affixed hereto	)
in the presence of:

Name:
Signature of Legal Representative
(or Authorized Representative)

The Common Seal of	)
China Cord Blood Corporation	)	was affixed hereto
)
in the presence of:

Name:
[Name of person attesting]

The Common Seal of	)
Golden Meditech Stem	)
Cells (BVI) Limited	)	[Affix seal]
was affixed hereto	)
in the presence of:

Name:
[Name of person attesting]

SCHEDULE 1

SHARE TRANSFER FORM

SCHEDULE 2

IRREVOCABLE PROXY

IRREVOCABLE PROXY

I/We, [                  ] of [                         ] (the “Shareholder”) being the holder of [number] shares of China Cord Blood Corporation, a Cayman Islands exempted company (the “Company”), hereby appoint(s) each and every officer of the Chargee (as defined in the Share Charge dated [        ] made between the Shareholder, the Company and Golden Meditech Stem Cells (BVI) Limited (the “Share Charge”)) from time to time (the “Proxy Holders”) the true and lawful attorney and proxy of the Shareholder for and in the Shareholder’s name, place and stead to attend all meetings of the shareholders of the Company and to vote at a meeting any and all shares in the Company at the time standing in the Shareholder’s name and to exercise all consensual rights in respect of such shares (including without limitation giving or withholding written consents of shareholders and calling special general meetings of shareholders) upon and during the continuance of an Event of Default (as defined in the Share Charge).

The Shareholder hereby affirms that this proxy is given pursuant to Clause 4 of the Share Charge.  THIS PROXY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE.

The Shareholder hereby ratifies and confirms and undertakes to ratify and confirm all that the Chargee or any Proxy Holder may lawfully do or cause to be done by virtue hereof.

If at any time this proxy shall or for any reason be ineffective or unenforceable or fail to provide the Chargee with the rights or the control over the Shareholder’s shares of the Company purported to be provided herein, the Shareholder shall execute a replacement instrument which provides the Chargee with substantially the same control over the Company as contemplated herein.  This irrevocable proxy shall be governed by the laws of the Cayman Islands and the Shareholder irrevocably submits to the jurisdiction of the courts of the Cayman Islands in relation to the matters contained herein.

IN WITNESS whereof this Deed is duly executed and delivered the day and year first before written.

SIGNED as a DEED by	)

By [Name of Authorised Signatory],	)

authorised signatory for	)

[Name]	)

in the presence of:	)

Name:

[Name of witness]

Address:

Occupation:

SCHEDULE 3

LETTER OF RESIGNATION AND RELEASE

To:	[Name and address of Company]

And to:	Codan Trust Company (Cayman) Limited

Cricket Square, Hutchins Drive

PO Box 2681 GT

George Town, Grand Cayman

Cayman Islands

I, [Name of Director], hereby tender my resignation as a Director [and [other office]] of China Cord Blood Corporation with effect from the date [of this letter/that this letter is received by the Company at its registered office].

I confirm that I have no claims or rights of action against the Company whether for damages or for compensation for loss of office.

[NAME]

Director

Date:

AUTHORITY TO DATE LETTER OF RESIGNATION AND RELEASE

TO:	[NAME AND ADDRESS OF CHARGEE]

I, [NAME OF DIRECTOR], hereby irrevocably authorise any officer or agent of Golden Meditech Stem Cells (BVI) Limited at any time to date and submit the attached letter of resignation on my behalf.

Executed and delivered as a deed this [date]

[NAME]

Director

Witness signature:

Witness name: